SUMMARY PLAN DESCRIPTION

EMPLOYEES’ RETIREMENT PLAN OF JOHN WILEY & SONS, INC.

EFFECTIVE JANUARY 1, 2023

John Wiley & Sons, Inc.111 River StreetHoboken, NJ 07030-5774

INTRODUCTION
This document is your Summary Plan Description (SPD) for the Employees’ Retirement Plan of John Wiley & Sons, Inc. (“Plan”). This SPD will serve as a guide to the pension benefits available to certain John Wiley & Sons, Inc. colleagues in the United States and its territories who were participants in the Plan on June 30, 2013 when eligibility and benefits under the Plan were frozen. This SPD should be read and retained for future use.
The Plan is a company-paid retirement plan (for colleagues who completed one year of service by June 30, 2013 and became eligible for the Plan on or before that date).
While the information outlined in this SPD should give you answers to your most general questions about the Plan, it may not cover all questions that may arise. If you have a question that has not been answered here, you may refer to the Wiley Pension Service Center for more information.
Every effort has been made to provide a clear and accurate description of the Plan. Benefits under the Plan are governed by an official Plan document. In the event of any discrepancy between the information provided in this SPD or any other document or policy, the official Plan document will control. If you would like to review the official Plan document, you may request a copy by calling the Wiley Pension Service Center.
Although Wiley has no present plans to terminate the Plan, it reserves the right to amend or terminate the Plan at any time, without notice.
In addition, this SPD is not a contract of employment or any part of a contractual agreement between Wiley and its colleagues. It does not guarantee an employment duration, terms or conditions. It does not impose any legal obligations on you or Wiley. As a colleague at Wiley, you have the right to terminate your employment at any time for any reason. Wiley retains the same right to terminate your employment, with or without cause or notice. No representative or Wiley colleague, other than the President and Chief Executive Officer, has the authority to enter into any written or verbal agreement with you for any employment duration, terms or conditions, and only written employment agreements, duly executed by the President and Chief Executive Officer, will be enforceable.
In general, the rights and benefits of any Plan participant are determined in accordance with the terms of the Plan that were in effect at the time of retirement or severance from service. However, no revision to the Plan will deprive you of any rights and benefits you have earned under the Plan.

i
June 10, 2023

TABLE OF CONTENTS
Employees’ Retirement Plan of John Wiley & Sons, Inc.

June 10, 2023

Recordkeeper – Wiley Pension Service Center	21
Plan Trustee and Paying Agent	21
Type of Plan	22
Employer Identification Number and Plan Number	22
Plan Year	22
Participating Companies	22
Agent for Service of Legal Process	22

SUMMARY
The Employees’ Retirement Plan of John Wiley & Sons, Inc. (the “Plan”) provides for a specified benefit amount at retirement. Wiley pays the full cost of the Plan, and the monthly pension you receive is determined by a formula based on your benefit service and your pay determined when the Plan was “frozen.” That means all participants, including those on long-term disability and leaves of absence, stopped earning additional pension benefits after that date, and the Plan stopped accepting new participants. The value of your pension will be based on your benefit service and pay with Wiley, determined as of June 30, 2013.
While the value of your pension will not increase after June 30, 2013, you can still qualify for early or normal retirement because you will continue to earn eligibility service while employed by the Company. The vested Plan benefit that you earned as of June 30, 2013 is secure. Plan assets are held in trust and insured by the Pension Benefit Guaranty Corporation (PBGC), a Federal agency created to protect pension benefits in private sector defined benefit plans.
Here’s a quick overview of the Plan provisions in effect as of the date the Plan was frozen on June 30, 2013:
•Wiley pays the full cost of this Plan and oversees the Plan’s assets.
•If you were an eligible colleague age 21 or older who completed one year of service with the company before June 1, 2013, you were automatically enrolled in this Plan.
•You became fully vested in your benefit once you completed five years of eligibility service after age 18.
•To determine your retirement benefit, the Plan uses a formula based on your pay and benefit service with Wiley through June 30, 2013.
•Your retirement benefit is insured by the PBGC. The PBGC guarantees payment of benefits up to its maximum limit.

June 10, 2023

•You benefit is payable at the later of your severance from service with the Company or attainment of your normal retirement date (age 65). You can terminate and retire early between ages 55 and 65, but your benefit would be reduced for early commencement. If you have at least 20 years of eligibility service with the Company, you can retire as early as age 62 with no reduction in your retirement benefit. Other early retirement benefits are also available. If you are not eligible for early retirement on June 30, 2013, you will continue to earn eligibility service toward meeting early retirement requirements while you remain with the Company.
•The Plan offers several payment options to meet your needs.
•The Plan offers financial protection for your family in the event of your death. If you should die after you are vested but before payment begins, the Plan will pay a benefit to your surviving spouse or Registered Domestic Partner on file with the Plan.

June 10, 2023

Term to Know: Company v. Wiley
For purposes of the Plan, references to “Wiley” mean John Wiley & Sons, Inc., as well as the affiliated U.S. companies participating in the Plan. References to “the Company” mean both participating and non-participating companies that are domestic or foreign affiliates or foreign subsidiaries of Wiley. (Companies that participate in the Plan are listed under “Participating Companies.”)

Eligibility
Prior to June 30, 2013, you were eligible to participate in the Plan if you were an eligible colleague with at least one year of service with the Company and were at least age 21. (See “How Service Counts” below for information on how service was determined for participation purposes.)
Enrollment in the Plan was automatic as of the first day of the calendar month occurring before June 30, 2013 that coincided with or immediately followed the date you became eligible for participation.
Anyone who had not completed a year of service by June 30, 2013 did not become eligible for the Plan before it was closed to new participants on June 30, 2013.

Term to Know: Eligible Colleague
Eligible Colleague. For purposes of Plan participation, eligible colleagues were full-time and part-time employees of Wiley who were subject to U.S. income taxation.
You were not eligible for Plan participation if you were:
•a leased employee,
•compensated solely on a piece-work basis,
•covered under a collective bargaining agreement that did not provide for plan participation,
•classified by Wiley as a consultant,
•paid by a third party with whom Wiley had a contract for your services,
•earning benefits under another retirement or savings plan sponsored by Wiley other than the Wiley Savings Plan or a nonqualified deferred compensation plan maintained by John Wiley & Sons, Inc., or
•an independent contractor.
Participation in the Plan was closed as of June 30, 2013. However, if you terminated employment with the Company and were rehired before July 1, 2012, you became a member of the Plan if you completed one year of service before July 1, 2013.

Who Pays the Cost
Wiley pays the full cost of the Plan. Contributions are paid directly into a trust fund for the benefit of Plan participants, their spouses or Registered Domestic Partners, and beneficiaries. The amount Wiley contributes to the Plan on your behalf is determined by an independent actuary. The Plan’s actuary makes an annual valuation of the Plan’s assets and liabilities, and recommends how much Wiley should contribute to keep the Plan funded on a sound basis.

v
June 10, 2023

Terms to Know: Spouse and Beneficiary
Your spouse is any person to whom you are legally married under applicable domestic or foreign law, regardless of the laws of the state in which you work or reside. As of September 16, 2013, a same-sex spouse who meets this definition no longer has to be registered as your Registered Domestic Partner under this Plan. If you previously registered your Registered Domestic Partner under the Plan and this person is now your spouse, you should notify the Wiley Pension Service Center to update your Plan records.
Your beneficiary is any person or persons whom you name in writing to receive your benefits from the Plan in the event of your death (as applicable).
If you are married or have a Registered Domestic Partner on file with this Plan, your spouse or Registered Domestic Partner is automatically designated your beneficiary unless or until you designate another beneficiary under the Plan’s beneficiary designation process. If you are married, you must obtain your spouse’s written, notarized consent for a non-spouse beneficiary designation to be effective.
If your domestic partner or civil union partner is eligible and you wish to designate your partner as your Registered Domestic Partner under this Plan, you must complete and submit an Affidavit of Domestic Partnership to the Wiley Pension Service Center (see “Other Administrative Information” below) for approval. The Affidavit does not become effective until it is submitted to and approved by the Plan and is automatically revoked upon your subsequent marriage or failure to satisfy the conditions of Registered Domestic Partner status. You are required to keep the Plan informed of any change to your marital or Registered Domestic Partner status. The Affidavit of Domestic Partnership can be obtained by contacting the Wiley Pension Service Center.

How Service Counts
Your service with the Company is used to determine when you are eligible for Plan participation, when you are considered vested, whether you are eligible for early retirement, and the amount of your benefit. Service is defined differently in each case, as noted below.
Your service may be adjusted for certain periods of absence (see “If You Are Rehired” below for more information).
For Plan Participation
As an eligible colleague, you became eligible to participate in the Plan on or before June 30, 2013 after you earned one year of service and attained age 21 or older. You earned a year of service for Plan participation purposes if you were credited with at least 1,000 hours of service within the 12-month period beginning on your date of hire, provided you were still employed by Wiley at the end of the 12-month period. If you did not complete 1,000 hours in your first 12 months of employment, you were credited with a year of service if you completed 1,000 hours of service in any Plan Year beginning with the first Plan Year commencing after your date of hire.
Anyone who was hired on or after July 1, 2012 would not have completed the one year of service necessary to become a participant in the Plan by June 30, 2013.

June 10, 2023

Terms to Know: Hours of Service and Plan Year
Hours of Service. All hours worked and for which you are compensated by the Company, including certain hours you have not worked, such as paid holidays, paid vacation, paid sick leave, paid time off, etc. Each hour will count as one hour of service. Hours for which you are paid time and a half are also counted as one hour of service.
Plan Year. A 12-month period beginning on May 1 and ending on April 30.

For Vesting
Being “vested” means you have earned a nonforfeitable right to a benefit, even if you leave the Company before retirement.
You will be considered vested once you complete five years of eligibility service after age 18. (Eligibility service before you reach age 18 does not count for vesting purposes.) If you were not fully vested in your benefit on June 30, 2013, you will continue to earn eligibility service after June 30, 2013 while you remain employed by the Company, for vesting purposes.

Terms to Know: Eligibility Service and Severance From Service Date
Eligibility Service. All years and months of employment with the Company, including employment after June 30, 2013. Eligibility service begins on your date of hire and ends on your severance from service date. Eligibility service is used to determine vesting and eligibility for early retirement (although eligibility service before age 18 does not count for vesting). Certain absences also count as eligibility service. In addition, special rules may apply in the event of your death or disability while performing qualified military service, as described under “To Determine Your Benefit” below.
Severance From Service Date. The earlier of the date you quit, retire, die or are discharged from service, or the first anniversary of the date you are absent from service for any other reason with or without pay.

For Retirement Eligibility
There are age and service requirements for determining whether you are eligible for an unreduced benefit, a reduced early retirement benefit or an unreduced early retirement benefit. Eligibility service for retirement eligibility purposes is the same as eligibility service defined in the box above, but includes service before age 18 as well as after June 30, 2013. (See “When You Can Receive Payment” below for more information.)
To Determine Your Benefit
Benefit service is one of the factors used to determine the amount of your benefit. If you became a Plan participant on or after May 1, 1985, your benefit service equals your years of eligibility service as an eligible colleague of Wiley after age 21 through June 30, 2013. However, if you became a participant before May 1, 1985, eligibility service before age 25 rendered as an eligible colleague will not be counted toward benefit service. Benefit service is limited to 35 years and is frozen as of June 30, 2013.

June 10, 2023

Special rules apply if you are on leave due to service in the U.S. uniformed services and die or become disabled while performing qualified military service and while your reemployment rights are still protected. Under these circumstances, you will earn eligibility service and benefit service (until June 30, 2013) for the period during which you were on qualified military leave.
When You Can Receive Payment
When you are eligible to receive your benefit depends on your age, your years of eligibility service and the value of your benefit.
Normal Retirement
If you retire from the Company on your normal retirement date, you are eligible to receive your full, unreduced benefit. Your normal retirement date generally is the first day of the month coinciding with or next following your 65th birthday. However, your normal retirement date cannot be earlier than the first day of the month after the earlier of:
•the fifth anniversary of the day you became a Plan participant, or
•the date you complete five years of eligibility service (as defined for retirement eligibility purposes).
For example, if you joined the Company at age 61, you were not eligible to receive a retirement benefit until you reached age 66.
Early Retirement
If you are at least age 55 and have completed at least 10 years of eligibility service (as defined for retirement eligibility purposes) before you leave the Company, you are eligible to retire and receive an early retirement benefit. You may defer receiving benefit payments until your normal retirement date, or you can start receiving payments early. However, if you choose to receive payments early, your benefit will be reduced to adjust for extra payments that will be made over your lifetime because payment began before your normal retirement date. If you leave the Company at age 62 or older and have at least 20 years of eligibility service, no early retirement reduction would apply.
Please note: If you were not yet eligible for early retirement on June 30, 2013, you can still qualify because you will continue to earn eligibility service toward meeting the early retirement eligibility requirements as long as you remain employed with the Company.
Late Retirement
You may also choose to continue working and postpone your retirement beyond your normal retirement date. If you do so, your late retirement date will be the first day of the month coinciding with or next following your severance from service date. If you continue working for the Company after your normal retirement date, your late retirement benefit will be the greater of the accrued benefit at your late retirement date (using your benefit service and pay through June 30, 2013 to calculate your benefit), or

June 10, 2023

the equivalent actuarial value of your benefit accrued as of your normal retirement date or June 30, 2013, if earlier.
Deferred, Vested Benefits
If you leave the Company before age 65 and you are vested but you do not meet the requirements for early retirement, you must begin receiving your benefit payments at your normal retirement date.
Please note: If you are not vested when you leave the Company, no benefit is payable from this Plan.
Small Benefit Cashout
The following provisions will apply if the present value of your benefit is $5,000 or less at the date of calculation specified below:
•If the present value of your benefit is $1,000 or less on your severance from service date, a one-time lump-sum payment will be made to you as soon as practicable after your employment ends. You will have the opportunity to roll over the payment to an IRA or another employer’s eligible retirement plan at that time, but if you do not make an election to roll over your benefit, payment will be made to you directly.
•If the present value of your benefit is more than $1,000 but less than $5,000 on your severance from service date, you will have the opportunity to elect to receive your benefit in a one-time lump sum payment that is paid to you directly or rolled over to an IRA or another employer’s eligible retirement plan. If you do not make an election to receive payment directly or roll over your benefit, you are deemed to have elected to defer payment. You may defer payment until no later than your normal retirement date.
If the present value of your benefit at the time you become eligible or elect to receive your benefit exceeds $5,000, the lump sum payment option will not be available.
Required Minimum Distributions
You are required by law to begin receiving required minimum distributions (RMDs) from the Plan by no later than April 1 of the calendar year following the calendar year in which you turn RMD age or leave the Company, whichever is later. However, if you are a 5% owner of the Company, you must start receiving your RMD even if you still employed by the Company. RMD age means:
•Age 70-1/2 if born before 7/1/49
•Age 72 if born between July 1, 1949 and December 31, 1950
•Age 73 if born on January 1, 1951 or later

June 10, 2023

How Your Benefit Is Calculated
Your total retirement benefit is the sum of your frozen benefit as of December 31, 2004 and your frozen benefit earned during the period of January 1, 2005 through June 30, 2013. The method of calculating both benefits is shown below.
Formula for Benefits Earned After December 31, 2004
For each year or partial year of benefit service earned after December 31, 2004 and before July 1, 2013, your benefit is calculated using a formula based on your pay and the Social Security taxable wage base.
Pay is your total compensation paid for services rendered as an eligible colleague of Wiley, which includes your salary (determined before any pre-tax benefit contributions) plus 100% of any bonus, incentive pay and overtime pay, but excluding piece-work basis pay and other forms of special pay.
The Social Security taxable wage base (SSTWB) is the amount of your annual earnings that is subject to Social Security tax. Generally, it changes at the beginning of each calendar year. For 2013, the SSTWB was $113,700.

Formula for Each Calendar Year of Benefit Service Earned After 2004
1.0%	x	Pay for the calendar year that is not in excess of 80% of that year’s SSTWB
PLUS
1.3%	x	Pay for the calendar year that exceeds 80% of that year’s SSTWB
EQUALS		Your benefit accrual for the calendar year
Calculating Your Benefit After December 31, 2004: An Example
The following example illustrates how a participant’s benefit might be calculated under the above formula, based on these assumptions:
2013 Salary: $80,000
2013 Bonus and Overtime Pay: $13,500
Social Security Taxable Wage Base (SSTWB) for 2013: $113,700
The following table shows the estimated Social Security taxable wage base and 80% of the estimated SSTWB for each year from 2005 through 2012.
x
June 10, 2023

Year	Includable Salary	Bonus & OT	Salary, Bonus & OT	SSTWB	80% of SSTWB
2005	$63,153	$10,657	$73,810	$90,000	$72,000
2006	$65,047	$10,977	$76,024	$94,200	$75,360
2007	$66,999	$11,306	$78,305	$97,500	$78,000
2008	$69,009	$11,645	$80,654	$102,000	$81,600
2009	$71,079	$11,995	$83,074	$106,800	$85,440
2010	$73,211	$12,354	$85,565	$106,800	$85,440
2011	$75,408	$12,725	$88,133	$106,800	$85,440
2012	$77,670	$13,107	$90,777	$110,100	$88,080
2013	$40,000	$13,500	$53,500	$113,700	$90,960
Note that includable salary in 2013 is for half the year as a result of the plan freeze on June 30, 2013. Bonus and overtime in 2013 is assumed to have been paid on or before the plan freeze date for purposes of this example. Next, to use the formula, follow these steps to calculate the amounts shown in the table below:
1.Multiply 1% times the participant’s pay each year, up to 80% of the Social Security taxable wage base (column B). This results in the amount shown in column D.
2.Determine the participant’s pay each year above 80% of the Social Security taxable wage base (column E).
3.Multiply 1.3% times this amount. This results in the amount shown in column F.
4.Add the two amounts (column D and column F) together. This amount is the benefit accrual for each year, shown in column G.

June 10, 2023

A	B	C	D	E	F	G
Year	80% of SSTWB =	Salary, Bonus & OT	1% x Lesser of B or C	C – B, not less than zero	1.3% x E =	Benefit Accrual D + F
2005	$72,000	$73,810	$720.00	$1,810	$23.53	$743.53
2006	$75,360	$76,024	$753.60	$664	$8.63	$762.23
2007	$78,000	$78,305	$780.00	$305	$3.97	$783.97
2008	$81,600	$80,654	$806.54	$0	$0.00	$806.54
2009	$85,440	$83,074	$830.74	$0	$0.00	$830.74
2010	$85,440	$85,565	$854.40	$125	$1.63	$856.03
2011	$85,440	$88,133	$854.40	$2,693	$35.01	$889.41
2012	$88,080	$90,777	$880.80	$2,697	$35.06	$915.86
2013	$90,960	$56,000	$560.00	$0	$0.00	$560.00
In this case, the total annual benefit accruals under this formula from 2005 through June 30, 2013 = $7,148.31.
“Frozen” Benefit as of December 31, 2004
If you were a Plan participant before 2005, your benefit as of December 31, 2004, was “frozen.” When you retire, your frozen benefit as of December 31, 2004, will be combined with the benefit you accrued under the Plan on and after January 1, 2005 through June 30, 2013, to calculate your total retirement benefit.
If you were hired before January 1, 2005, under no circumstance will you receive a future annual benefit accrual under the new formula that is less than you would have received under the prior formula.
Benefit Formula for Your Frozen Benefit as of December 31, 2004
For service before January 1, 2005, your frozen benefit was calculated based on your average final compensation, the Social Security Covered Compensation Level and your benefit service through December 31, 2004.
Average Final Compensation means your average compensation for the three consecutive calendar years when your compensation was the highest before December 31, 1997, or if you had not been with Wiley for three years on that date, your average compensation during your first three years of eligibility service. Compensation includes your salary (determined before any pre-tax benefit contribution) plus 50% of any bonuses, incentive pay and overtime pay, sales commissions and incentives. Any amount earned on or after October 1, 1995 on a piece-work basis is excluded.

June 10, 2023

The Social Security Covered Compensation Level is an average of the taxable wage bases in effect for each calendar year during the 35-year period ending with the year in which you reach your Social Security normal retirement age. In determining your covered compensation for a calendar year, the taxable wage base for the current calendar year and any subsequent calendar years is assumed to be the same as the taxable wage base in effect as of the beginning of the calendar year for which the determination is being made. The covered compensation table in effect for 1997 will be used for 2002 and later.

Benefit Formula Before January 1, 2005
1.17%	x	Average Final Compensation up to the Social Security Covered Compensation Level
PLUS
1.67%	x	Average Final Compensation that exceeds the Social Security Covered Compensation Level
TIMES		Years of Benefit Service through December 31, 2004 (up to a maximum of 35 years)
EQUALS		Your Annual Retirement Benefit
Calculating Your Frozen Benefit Before January 1, 2005: An Example
The following is an example of how a participant’s frozen benefit might be calculated at normal retirement, based on these assumptions:
Average Final Compensation: $62,674
Benefit Service: 26 years
Social Security Covered Compensation Level (SSCCL): $54,768
Here’s how to use the formula to calculate the participant’s frozen benefit payable on his or her normal retirement date.

1.17%	x	$54,768	=	$640.79

1.67%	x	$7,906	=	+$132.03
		26 years	=	$772.82 x 26
				$20,093
As you can see, this prior formula produces an annual benefit of $20,093.

June 10, 2023

Combined Retirement Benefit at Normal Retirement
At retirement, any frozen benefit as of December 31, 2004 is combined with benefit accruals under the formula after December 31, 2004 through June 30, 2013. In the examples shown above, assuming that the participant worked until December 31, 2012, and started payments at his or her normal retirement date (January 1, 2013), the combined benefit would be as follows:

Frozen benefit as of December 31, 2004	$20,093
Benefit earned after December 31, 2004	+ $7,148
Total annual retirement benefit at normal retirement date	$27,241
Monthly benefit, payable as a Single Life Annuity	$2,270
The Plan recognizes a maximum of 35 years of benefit service. If you have more than 35 years of benefit service when you retire, your benefit will be equal to the 35 consecutive years of benefit accruals that produce the highest combined amount.
Minimum Benefit
For your protection, the Plan provides that your annual benefit will not be less than $120 multiplied by your years of benefit service.
Determining Your Early Retirement Benefit
To determine your early retirement benefit, your benefit is first determined as if you had retired on your normal retirement date. If you are eligible for early retirement and elect to begin payments before your normal retirement date, your benefit amount is reduced to adjust for the extra payments that will be made over your lifetime. Reductions are based on your years of eligibility service and age as explained below.
If you elect early retirement, your benefit will be reduced by ⅓ of 1% for each month that payments begin before your normal retirement date, or 4% a year. The chart below provides examples of the percentage of your benefit that will be paid if payments begin before your normal retirement date.

Your Age When Benefit Payments Begin	Percentage of Benefit Payable
65	100%
64*	96%
63*	92%
62*	88%
61	84%
60	80%
59	76%
58	72%
57	68%
56	64%
55	60%
* If you have 20 years of eligibility service and you terminate employment at age 62 or later, no early retirement reduction would apply.
Note: The earliest date you can begin receiving payment of your benefit is at age 55 with 10 years of eligibility service.

June 10, 2023

How Your Benefit Is Paid
The way you can receive payments – your payment options – depends on the value of your benefit when you leave the Company. If the present value of your benefit at your severance from service date is $5,000 or less, see “Small Benefit Cashout” above.
The provisions below apply if the present value of your benefit exceeds $5,000.
Automatic (Normal) Forms
Your benefit will automatically be paid to you in the normal form based on your marital status when payments begin, unless you elect an optional form of payment.
•If you are a single participant, the normal form of payment under the Plan is a Single Life Annuity. Under this form of payment, you receive a monthly benefit for life; upon your death, all Plan payments will stop.
•If you are married or have a Registered Domestic Partner on file with the Plan, the normal form of payment under the Plan is a Qualified Joint & Survivor Annuity. Under this form of payment, you receive a reduced benefit for life; upon your death, your spouse or Registered Domestic Partner receives 50% of your benefit for life.
Optional Forms
Instead of the automatic form of payment, you may choose one of the following optional forms of payment, as applicable.
Note: For forms of payment where you can designate a beneficiary, the beneficiary can be your spouse, your Registered Domestic Partner or another individual. If you are married and wish to elect a form of payment that does not provide a survivor annuity benefit to your spouse, you must have your spouse’s written, notarized consent to make that election. If you have a Registered Domestic Partner on file with the Plan, you do not need that person’s consent to elect any form of payment available to you under the Plan.
1.Single Life Annuity. Your monthly benefit is your accrued benefit paid to you for life. Upon your death, all Plan payments will stop.
2. 50% Joint & Survivor Annuity. A reduced benefit will be paid to you for life and, upon your death, the beneficiary you designated when your benefit payments began will receive 50% of your benefit for life.
3. 75% Joint & Survivor Annuity. A reduced benefit will be paid to you for life and, upon your death, the beneficiary you designated when your benefit payments began will receive 75% of your benefit for life.
4. 100% Joint & Survivor Annuity. A reduced benefit will be paid to you for life and upon your death, the beneficiary you designated when your benefit payments began will receive the same amount for life.

June 10, 2023

5.Pop-up Annuity. A reduced benefit will be payable to you for life under Option 2, Option 3 or Option 4 and upon your death, the beneficiary you designated when your benefit payments began will receive the survivor annuity in the amount you elected (50%, 75% or 100%). However, if your designated beneficiary dies before you, your monthly benefit “pops up” in the month following the month of the beneficiary’s death and the amount that would have been payable to you as a Single Life Annuity will be paid to you for life.
6.Social Security Leveling Option. This option is available only if you retire before age 62, the earliest age Social Security benefits can begin. Under this form of payment, your monthly Plan benefit will be higher before the earliest date that your Social Security benefit may begin and lower after the earliest date that your Social Security benefit may begin, so that you receive an approximately level amount of income during your retirement.
Please contact the Wiley Pension Service Center if you want more details on payment forms.
Electing an Option
If you are eligible to start your retirement benefits and decide to apply for retirement, you should contact the Wiley Pension Service Center generally 90 to 120 days before your anticipated retirement date so that necessary information can be prepared in time to prevent a delay in retirement income. You will then receive information about the terms and conditions of your benefit under the automatic and optional payment forms and a retirement application. You must receive this information at least 30 days (but not more than 90 days) before the retirement date on which you want benefit payments to begin. If the information cannot be provided to you at least 30 days before your anticipated retirement date, your retirement date must be delayed so be sure to request the information and application well in advance of your anticipated retirement date. All applications for benefit payments to begin and the election of a form of payment must be in writing on forms provided by Wiley. Wiley may request that you supply additional information to process your application.
Once you file your retirement application, you can change your elections up until the date as of which your benefit payments are to begin. Your elections are irrevocable after your scheduled annuity starting date. If you elect an optional form and your beneficiary dies before your annuity starting date, the option is automatically canceled and you may make another election – you should notify the Wiley Pension Service Center immediately in this situation.
If You Leave Employment Before Retirement
If you leave the Company before you reach retirement age, you may still be entitled to a benefit if you are “vested” in your benefit. Generally, you are eligible for a benefit once you complete five years of eligibility service for vesting purposes after reaching age 18, including eligibility service after June 30, 2013. This means that even if you leave the Company, you will still be entitled to the benefit you have earned up to the time of your severance from service. This benefit is called a deferred vested benefit.

June 10, 2023

In general, your deferred vested benefit is payable at your normal retirement date, but it may be paid earlier if the present value of your benefit is $5,000 or less when you leave the Company (see “Small Benefit Cashout” above for more information). You may choose to receive your benefit starting any time after age 55 if you left the Company with at least 10 years of eligibility service. If you choose to start payments before your normal retirement date, the benefit will be reduced by ⅓ of 1% for each month that payments begin before your normal retirement date.
In addition, if you are married or have a Registered Domestic Partner at the time retirement payments start, your benefit will be paid in the automatic form for married participants, unless you have elected otherwise (if you are married, your spouse’s written, notarized consent is required). See “How Your Benefit is Paid” above.
If You Are Rehired
Before Benefit Payments Start
If you terminate employment and are later rehired, the length of time you are gone could affect your eligibility and benefit service (prior to July 1, 2013) depending on whether or not it is considered a “break in service.”
Break in Service
For purposes of the Plan, you incur what is called a break in service when you stop working for the company for a period of 12 months. Certain authorized leaves such as a Family and Medical Leave Act of 1993 (FMLA) leave will result in a break in service only if you do not return to work within a specified time.
Additionally, a break in service will not occur during an approved leave of absence or during a period of military service, provided you return to work with the Company within the time prescribed by law.
Upon Your Return to Work
If you return to work within 12 months of your last day worked, the period between your severance from service date and your re-employment date will be recognized as eligibility service under the Plan, but not as benefit service. You will not receive more than 12 months of eligibility service for non-work time under these circumstances, including any time you were absent immediately preceding your severance from service date.
If you return to work before a break in service and before your benefit payments begin, your eligibility service and benefit service before your severance from service date will be restored immediately.
If you return to work after a break in service, generally the eligibility service and benefit service you earned before your severance from service date will be restored after you complete a year of eligibility service. However, if you were not vested in the Plan before the break, your eligibility service and benefit service from before your severance from service date will be restored after you complete a year of eligibility service, provided:

June 10, 2023

•your break in service is shorter than your eligibility service before the break, or
•your break in service does not exceed five years.
After Benefit Payments Start
If you return to work after your benefit payments commence, those payments will continue in accordance with the terms of the Plan.
In the Event of Disability
If you become disabled, you will continue to earn eligibility service throughout your period of disability and benefit service through June 30, 2013, provided you:
•became disabled either while actively employed by Wiley as an eligible colleague or while performing qualified military service (while your reemployment rights are still protected), and
•are eligible for, and are receiving, disability benefits under Wiley’s Long-Term Disability (LTD) Plan (or would qualify for LTD benefits but for military service) or from Social Security.
If you continue to be disabled until you reach age 65, you will be entitled to a disability retirement benefit, which can be paid to you starting on your normal retirement date. The benefit will be based on the frozen benefit you earned as of June 30, 2013.
If you make a partial or full recovery and do not return to work and elect to retire, your retirement income will be redetermined as an early retirement benefit or a deferred vested benefit.
For more information on disability retirement benefits, contact the Wiley Pension Service Center.
In the Event of Your Death
The Plan is designed primarily to pay retirement benefits, but it can be a valuable source of income to your spouse or Registered Domestic Partner on file with the Plan in the event of your death before you begin receiving your benefits under the Plan.

Registered Domestic Partner Survivor Benefit
In order for your Registered Domestic Partner to qualify for this pre-retirement survivor benefit under the Plan, you must obtain and submit an Affidavit of Domestic Partnership to the Wiley Pension Service Center for approval by the Plan. Your Registered Domestic Partner will not be eligible for this survivor benefit if you are married at the time of your death (unless your spouse was your Registered Domestic Partner) or your partner was no longer eligible to be your Registered Domestic Partner at the time of your death.

June 10, 2023

Before Benefit Payments Start
Your spouse or Registered Domestic Partner on file with the Plan may be eligible for a death benefit if you die after becoming eligible for a vested benefit under the Plan but before commencing or receiving your Plan benefit, under one of the following circumstances:
•If you die in active service with the Company, while disabled (and receiving eligibility service credit as described in “In the Event of Disability” above) or while performing qualified military service (while your reemployment rights are protected), your spouse or Registered Domestic Partner will be the beneficiary of a survivor benefit equal to 50% of the benefit you would have received at your normal retirement date (or the first day of the month following the month of your death, if later), payable in the form of a Single Life Annuity for your lifetime only.
–If the beneficiary is your spouse, this survivor benefit would begin as of the first day of the month following the month of your death.
–If the beneficiary is your Registered Domestic Partner, this survivor benefit would begin as of the first day of the month coincident with or next following the date on which the Benefits Administration Board is notified of your death through a written application for the benefit, but no later than one year after your death.
–The survivor benefit is unreduced even if payment begins before your normal retirement date under the Plan and is payable until the beneficiary’s death.
•If you die after your severance from service date, your spouse or Registered Domestic Partner would receive a survivor benefit based on the presumption that you elected to receive your benefit in the form of a 50% Joint & Survivor Annuity with your spouse or Registered Domestic Partner as beneficiary, commenced payment on your normal retirement date (or the first day of the month following the month of your death, if later) and died the day after payments began.
–If the beneficiary is your spouse, the survivor benefit is payable as of your normal retirement date under the Plan. However, if you have at least 10 years of eligibility service, your spouse can elect to begin receiving this benefit after the later of your death or what would have been your 55th birthday. The benefit would be reduced by ⅓ of 1% for each month that payments begin before your normal retirement date under the Plan.
–If the beneficiary is your Registered Domestic Partner, the survivor benefit would begin as of the first day of the month coincident with or next following the date on which the Benefits Administration Board is notified of your death through a written application for the benefit, but no later than one year after your death. If your death occurs on or after your 55th birthday, the benefit would be reduced by ⅓ of 1% for each month that payments begin before your normal retirement date under the Plan. If your death occurs before your 55th birthday, the benefit would be of equivalent actuarial value to the benefit that would have been payable to the beneficiary on what would have been your 55th birthday.

June 10, 2023

After Benefit Payments Start
If you die after your benefit payments start, survivor benefits will be determined by the payment option you have chosen. Any survivor benefit payments will begin with the month following the month of your death.
Maximum Contributions and Compensation
The IRS limits the amount of pay that may be used to determine Plan benefits. The limit for 2013, the year the Plan was frozen, was $255,000.
IRS regulations impose certain limitations on the amount of benefits that may be paid under qualified retirement plans. These limitations are subject to periodic change by the IRS and normally apply only to the highest-paid colleagues.
Other government rules apply if the value of benefits payable to certain highly-compensated employees exceed certain limits. You will be notified if your benefits are affected.
Amendment or Termination of the Plan
Wiley reserves the right to amend or terminate the Plan at any time. In the event of Plan termination, you have certain guarantees. Affected employees would be fully vested in their benefits, subject to the following conditions:
•Plan assets would be used to pay expenses and to provide for all retirement benefits earned to the date of termination.
•When all benefits have been provided for, then any residual assets would revert to Wiley.
•If the assets are not sufficient to provide for all benefits earned to date of termination, Plan assets would be used, as provided by law, to pay expenses and to provide, in order of priority, for the benefits of retired participants and beneficiaries, vested active participants and vested former participants, and other participants.
•If the assets are not sufficient to provide all these benefits, certain benefits may be paid by the Pension Benefit Guaranty Corporation, as explained below.
Plan Termination Insurance
Benefits under the Plan are insured by the Pension Benefit Guaranty Corporation (PBGC), a Federal insurance agency. If the Plan terminates without enough money to provide for all benefits, the PBGC will step in to pay pension benefits. Most people receive all of the pension benefits they would have received under their plan, but some people may lose certain benefits. Generally, the PBGC guarantees normal retirement and early retirement benefits, disability benefits if you become disabled before the plan terminates and certain benefits for your survivors. However, the PBGC generally does not guarantee:

June 10, 2023

•benefits greater than the maximum guaranteed amount set by law for the year in which the plan terminates,
•some or all of the benefit increases and new benefits that are based on plan provisions that have been in place for fewer than five years at the time the plan terminates,
•benefits that are not vested because you have not worked long enough for the Company,
•benefits for which you have not met all of the requirements at the time the plan terminates,
•certain early retirement payments (such as supplemental benefits that stop when you become eligible for Social Security) that result in a monthly early retirement benefit greater than your monthly benefit at the plan’s normal retirement age, and
•non-pension benefits, such as health insurance, life insurance, certain death benefits, vacation pay and severance pay.
Even if some of your benefits are not guaranteed, you still may receive some benefits from the PBGC depending on how much money your plan has and on how much the PBGC collects from the employers under the plan.
For more information about the PBGC and the benefits it guarantees, contact the Wiley Pension Service Center or the PBGC. Inquiries to the PBGC should be addressed to:
PBGC Problem Resolution Officer
445 12th Street SW
Washington, DC 20024-2101
The PBGC may also be reached by calling 1 (800) 400-7242. If you are deaf or hard of hearing or have a speech disability, dial 7-1-1.

GENERAL INFORMATION
The preceding sections of this SPD describe specific details of the Plan. This section provides additional important information you should know about the Plan.
Claims Procedures and Appeals
You must file an application with the Wiley Pension Service Center to commence your benefit under the Plan. If your application for benefits is denied, you will receive a written explanation that explains:
•the specific reason(s) for the denial,
•specific references to pertinent Plan provisions on which the denial is based,
•any additional information required to perfect your claim and why that information is necessary, and
•the Plan’s appeal procedures.

June 10, 2023

If you dispute the denial, in whole or in part, you may request a review of that decision by filing a written claim for benefits with the Benefits Administration Board within 60 days of receiving the denial notification.
Generally within 90 days after receipt of your appeal, the Benefits Administration Board will render a written decision. Under special circumstances, the Benefits Administration Board may need additional time to consider your claim, in which case you will be notified of the need for an additional 90 days, before the termination of the initial 90-day period. This notice will indicate the special circumstances that require the need for an extension.
You may review, free of charge, copies of documents relevant to your claim, such as the Plan document, the trust document and other pertinent plan documents.
If your appeal is denied, you will receive a written decision that explains:
•the specific reason or reasons for the denial,
•specific references to pertinent Plan provisions on which the denial is based,
•any additional information required to complete your claim and why that information is necessary,
•the Plan’s appeal procedures, and
•your right to bring a civil action under Section 502(a) of ERISA.
The Benefit Administration Board’s decision on your appeal is final and binding.
No legal action for benefits under the Plan may be brought unless you have followed, within the specified time periods, the appeals procedures described in this section.
Deadline for Legal Action
No legal action can be brought more than six months after the exhaustion of the appeals procedure described above. If you have received or commenced to receive a benefit from the Plan, no claim for benefits under the Plan’s claims and review procedures regarding the calculation of the amount of your benefit may be made more than six months after the date you received or commenced to receive that benefit.
Recovery of Overpayment
If an overpayment is made under the Plan described in this summary plan description, the Plan Administrator may recover the overpayment from the person to whom it was made. Wiley reserves the right to either deduct the overpayment amount from any future payments to the colleague or a beneficiary, or request that the colleague repay the amount.

June 10, 2023

Your Rights Under ERISA
As a participant in the Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974, as amended (ERISA). ERISA provides that all Plan participants shall be entitled to:
Receive Information About Your Plan and Benefits
Examine without charge all Plan documents at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan, including insurance contracts and collective bargaining agreements (if applicable), and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.
Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including insurance contracts and collective bargaining agreements (if applicable), and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The administrator may make a reasonable charge for the copies.
Receive a summary of the Plan’s annual financial report. The Plan Administrator is required, by law, to furnish each participant with a copy of this summary annual report. For the Plan, an annual funding notice will be provided.
The Plan will provide participants with a benefits statement describing the total benefit earned and whether that benefit is vested every three years. Participants and beneficiaries may obtain a statement once a year upon written request, free of charge.
Prudent Actions by Plan Fiduciaries
In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a pension benefit or exercising your rights under ERISA.
Enforce Your Rights
If your claim for a pension benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to

June 10, 2023

provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.
If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order, you may file suit in Federal court.
If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
Assistance With Your Questions
If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration (EBSA), U.S. Department of Labor, which can be found on EBSA’s website at http://askebsa.dol.gov.
You may also obtain certain publications about your rights and responsibilities under ERISA by calling EBSA at 1 (866) 444-3272. If you are deaf or hard of hearing or have a speech disability, dial 7-1-1.
Rights to Benefits
Subject to applicable law, you are not permitted to assign, sell, transfer or pledge any of your Wiley Benefits Program benefits to a creditor or to anyone else.
However, the Plan Administrator will honor a qualified domestic relations order (QDRO) with respect to your Plan benefit. A QDRO is a judgment, decree or order made pursuant to a State or tribal government domestic relations law.
Qualified Domestic Relations Order (QDRO)
Generally, your Plan benefits may not be assigned, transferred or pledged to a third party, for example, as security for a loan or other debt. However, the Plan must recognize a QDRO that directs a portion of your accrued, vested retirement benefit to be paid to your spouse or former spouse, child(ren) or other dependents. If the Plan receives a QDRO, you will be notified of how it will be handled. In certain circumstances, a lien against Plan assets may be made by Federal or state governments.
How Benefits May Be Delayed or Not Paid
There are some requirements you must meet in order to receive a benefit from the Plan. In the event those requirements are not met, a benefit may be less than expected, delayed or not paid at all.

June 10, 2023

For example, if you or any other person to whom payments are to be made cannot be located, benefits will be delayed until a current address is provided. It is your responsibility to keep the Plan informed of any changes in address.
If you leave the Company before you are vested, your Plan benefit will be forfeited.
Neither this summary plan description nor your participation in the Plan is intended in any way to create a contract or guarantee of employment.

OTHER ADMINISTRATIVE INFORMATION
Name of the Plan
Employees’ Retirement Plan of John Wiley & Sons, Inc.
Plan Sponsor and Plan Administrator
The Plan sponsor of the Wiley Benefits Program is:
John Wiley & Sons, Inc.
111 River Street
Hoboken, NJ 07030
(201) 748-6000
The Plan Administrator is a fiduciary of the Plan and has full and final discretion to interpret Plan language to determine eligibility and benefits. The Plan Administrator is:
Benefits Administration Board
c/o John Wiley & Sons, Inc.
111 River Street
Hoboken, NJ 07030
(201) 748-6840
Recordkeeper – Wiley Pension Service Center
The Plan Administrator is responsible for the day-to-day administration and operation of the Plan and has delegated this ministerial responsibility to the Recordkeeper. For example, the Recordkeeper maintains the Plan records, including your account information, provides you with the forms you need to complete to begin your retirement benefits and directs the payment of your benefits at the appropriate time. If you have any questions about the Plan, you should contact the Recordkeeper. The Recordkeeper is:

June 10, 2023

Wiley Pension Service Center
P.O. Box 11098
Ft. Wayne, IN 46855
T: 1 (877) 448-9610
F: 1 (260) 846-6627
Plan Trustee and Paying Agent
All money contributed to the Plan by the Company is held in a trust fund. The Trustee is responsible for the safekeeping of the trust fund.
The Plan Trustee is:
Russell Investment Group, Inc.
1095 Avenue of the Americas
14th floor
New York, NY 10036
The Paying Agent is:
State Street Retiree Services
P.O. Box 5149
Boston, MA 02206-5149
Type of Plan
The Plan is a tax-qualified defined benefit retirement plan. The Plan is funded solely by company contributions, based on actuarial calculations. These assets are invested and held in trust for Plan participants and their beneficiaries by the Trustee.
Employer Identification Number and Plan Number
The Employer Identification Number assigned to Wiley by the Internal Revenue Service is #13-5593032.
Wiley has assigned Plan Number 001 to the Plan.
Plan Year
The Plan Year is May 1 to April 30. Plan records are kept on a plan year basis.
Participating Companies
The following companies participate in the Plan:

June 10, 2023

John Wiley & Sons, Inc. 111 River Street Hoboken, NJ 07030 EIN: 13-5593032	Profiles International LLC 4515 Lakeshore Drive Waco, TX 76710 EIN: 74-2608223
Wiley Edu LLC 1415 W 22nd Street, Suite 500 Oak Brook, IL 60523-2084 EIN: 37-1523117	Inscape Publishing LLC 6465 Wayzata Boulevard St. Louis Park, MN 55426 EIN: 41-1971161
Crossknowledge Inc. 111 River Street Hoboken, NJ 07030 EIN: 45-5596853
Agent for Service of Legal Process
If it should ever become necessary for you or your beneficiary to take legal action to enforce your rights under ERISA or the terms of a Plan, legal process may be served on the Plan Administrator or the Trustee at the addresses provided above.

June 10, 2023